Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, That I

Stephen D. Newlin

hereby constitute and appoint Charles L. Szews and David M. Sagehorn, and each of them individually, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign my name as a director of Oshkosh Corporation (the “Company”) to any and all amendments (including post-effective amendments) or supplements to (1) the Registration Statement on Form S-8, relating to the issuance of shares of Company common stock pursuant to the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended and restated (Registration No. 333-181578), (2) the Registration Statement on Form S-8, relating to the issuance of shares of Company common stock pursuant to the Oshkosh Corporation 2004 Incentive Stock and Awards Plan (Registration No. 333-114-939), (3) the Registration Statement on Form S-8, relating to the issuance of shares of Company common stock pursuant to the Oshkosh Corporation Employee Stock Purchase Plan (Registration No. 333-101596) and (4) the Registration Statement on Form S-3, relating to the issuance of Company common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units from time to time (Registration No. 333-185054) (collectively, the “Registration Statement Amendments”), and to file said Registration Statement Amendments with the Securities and Exchange Commission.

I hereby ratify and confirm all that said attorneys-in-fact and agents, or any one of them or any substitute, have done or shall lawfully do by virtue of this Power of Attorney.

WITNESS my hand this 30th day of June, 2014.

/s/ Stephen D. Newlin
Stephen D. Newlin